Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Reports Fourth Quarter and 2013 Results

Key Highlights:

•	LuViva® Advanced Cervical Scan momentum building with key opinion leaders; increasing number of product evaluations
•	Large scale screening trials initiated in Turkey and Nigeria, with additional screening evaluations planned for Kenya and Mexico
•	FDA extension received, face-to-face meeting requested in advance of filing PMA response
•	$1.4 million received from exercise of warrants in fourth quarter

Norcross, GA (March 26, 2014) -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced its operating results for the fourth quarter and year ended December 31, 2013.

Revenue and other income for the fourth quarter of 2013 was approximately $399,000, including approximately $53,000 in sales of LuViva® devices and disposables, with the remainder of revenue representing contract and grant income. This compares to revenue of approximately $1 million in the fourth quarter of 2012, all of which represents contract and grant income. Revenue for 2013 was approximately $1.2 million, including approximately $359,000 in sales of LuViva device and disposables. Revenue in 2012 was approximately $3.4 million, of which approximately $72,000 represented sales of LuViva devices and disposables.

Contract and grant income declined from 2012 to 2013, primarily due to bringing the worldwide rights to the Company’s esophageal cancer detection technology back in house, partially offset by an increase in grant income from the National Cancer Institute and The National Institutes of Health.

The net loss attributable to common stockholders for the fourth quarter of 2013 was approximately $4.2 million, or $0.06 per share, compared to approximately $1.2 million, or $0.02 per share, in the comparable quarter of 2012. The increased loss reported for the quarter ended December 31, 2013 was primarily related to the reduction in contract and grants income, as well as non-cash deemed dividends on our preferred stock and warrant valuation combined of approximately $2.7 million.

The net loss attributable to common stockholders for 2013 was approximately $10.4 million, or $0.16 per share, compared to approximately $4.4 million, or $0.08 per share, in 2012. For the year ended December 31, 2013, the increased loss was primarily related to the reduction in contract and grants income of approximately $2.5 million and non-cash, deemed dividends on our preferred stock and warrant valuation combined of approximately $3.8 million.

Cash on hand at December 31, 2013, was approximately $613,000, as compared to approximately $1.0 million at December 31, 2012. Net Inventory on hand at the end of the quarter was approximately $1.2 million.

In November 2013, the Company completed a warrant exchange program pursuant to which it exchanged warrants exercisable for a total of 3,573,691 shares of common stock, or 99.5% of the warrants eligible to participate, for new warrants exercisable for the same number of shares of common stock, but with a reduced exercise price of $0.40 per share and a shortened exercise period ending on November 27, 2013. As of December 31, 2013, the Company had issued 3,399,965 shares of common stock and received approximately $1.4 million in cash in connection with the exercise of these new warrants. Management believes that the Company’s anticipated future sales and funds on hand should be sufficient to support existing operations through the first quarter of 2014. The Company will be required to raise additional funds through public or private financing, additional collaborative relationships or other relationships. We are evaluating various options to manage our cash requirements, as well as options to raise additional funds, including loans.

“We have begun to see momentum build with a growing number of key opinion leading doctors in North America, Europe, Asia and Africa as they conduct marketing clinical studies and evaluations of the LuViva® Advanced Cervical Scan,” said Gene Cartwright, Chief Executive Officer of Guided Therapeutics. “With any new medical technology, customers are going to want to evaluate the product. These evaluations lead to sales and that is our focus to grow the business.”

“In addition to Turkey, where we are working with our distributor to complete a 1,000 patient screening evaluation, and Nigeria, which has tested over 300 women in a screening trial, evaluations are underway or have been completed in Finland, France, the United Kingdom, the Netherlands, Italy, Qatar, Estonia and Canada. In Canada alone, over 20 evaluations are either underway or in the planning stages. We believe this is a solid indication of the expanding interest in the technology and a precursor to an anticipated ramp up in end-user LuViva device sales which lead to disposable sales.”

“We have also recently taken the next step with FDA with regard to our PMA application. Based on feedback from FDA, we have requested and received a 180 day extension and have filed a letter with the agency requesting a face-to-face meeting. This will allow us to discuss our planned response to the not-approvable letter from September. The meeting with FDA should take place in the next 60 to 90 days.”

Cartwright concluded, “While I have only been with the Company a short time, I am extremely optimistic about the opportunity ahead. Having visited with several of our distributors and early adopters, it is clear that there is a need for our product, with significant interest in LuViva everywhere we go. In addition to its use as a triage test in more developed countries to address the significant number of false positives with current Pap test screening, we have also recently seen interest by the national ministries of health in developing markets, including Turkey and Nigeria, to use LuViva as a screening tool for cervical cancer in areas where the Pap and HPV test is not readily available. A screening trial is also planned for Kenya and Mexico upon final Institutional Review Board approval. If we are successful with these trials, we believe the potential for LuViva will increase dramatically as the screening market is significantly larger than the triage market. This is an exciting yet critical time as we begin to build a user base and are committed to working closely with our experienced distributors to ensure the ultimate success of our product launch.”

Conference Call

Guided Therapeutics will hold a conference call at 11:00 a.m. EDT Thursday, March 27, 2014, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm. The live call is also available by dialing (888) 427-9376 or for international callers (719) 325-2428 and referencing Conference ID 1502387.

A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available until April 6, 2014 by dialing (877) 870-5176 or for international callers (858) 384-5517 and using pin number 1502387.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that is not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent quarterly reports.

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GUIDED THERAPEUTICS, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended December 30		Year Ended December 30,
In thousands, except per share data	2013	2012	2013	2012
Revenue
Contract and grant revenue	$346	$1,012	$820	$3,338
Sales – devices and disposables	18	—	359	72
Cost of goods sold (recovery)	217	(13)	611	117
Gross loss	(164)	(13)	(252)	(45)
Cost and Expenses
Research and development	$497	$830	$2,472	$3,227
Sales and marketing	293	153	901	424
General and administration	742	1,209	3,533	3,923
Total operating expense	$1,532	$2,192	$7,174	$7,574

Operating Loss	$(1,350)	$(1,167)	$(6,606)	$(4,281)
Other income(expenses)	(179)	—	110	—
Interest expense	(10)	(35)	(72)
Change in fair value of warrants	(674)	(20)	(674)	—
Total other income	(863)	(1,187)	(609)	(72)

Net loss	(2,213)	(1,187)	(7,215)	(4,353)

Preferred Stock Dividends	(2,004)	—	(3,175)	—

Net Loss Attributable to Common Stockholders	$(4,217)	$(1,187)	$(10,390)	$(4,353)

Basic and Diluted Net Loss per Share	$(0.06)	$(0.02)	$(0.16)	$(0.08)

Basic and Diluted Weighted Average Shares Outstanding	67,880	62,250	65,884	57,429

Selected Balance Sheet Data (Unaudited)

(In thousands)	December 30, 2013	December 31, 2012
Cash & Cash Equivalents	$613	$1,044
Inventory	1,193	524
Working Capital	268	(472)
Total Assets	3,316	3,478
Accumulated Deficit	(103,025)	(92,098)
Stockholders’ Equity(Deficit)	(107)	1,133

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